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EXHIBIT 23







KPMG LLP Letterhead
1305 Walt Whitman Road
Melville, NY 11747

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Astoria Financial Corporation:


We consent to incorporation by reference in the Registration Statements (Nos. 33-86248, 33-86250, 33-98500, 333-36807 and 333-64895) on Form S-8, (Nos.
333-29901, 333-58897 and 333-30792) on Form S-4 and (No. 33-98532) on Form S-3
of Astoria Financial Corporation of our report dated January 20, 2000, relating to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Astoria Financial Corporation.


/s/ KPMG LLP
Melville, New York
March 24, 2000